August 2019

Preliminary Terms No. 2,282

Registration Statement Nos. 333-221595; 333-221595-01

Dated July 26, 2019

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International and U.S. Equities

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Outperformance Jump Securities, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for Jump Securities, index supplement and prospectus, as supplemented and modified by this document. The Outperformance Jump Securities will pay at maturity an amount based on the performance of the MSCI Europe® Index (the “MXEU Index”) relative to the performance of the S&P 500® Index (the “SPX Index”), as follows: If the MXEU Index outperforms the SPX Index or if the MXEU Index return is equal to the SPX Index return, you will receive for each security that you hold at maturity a fixed payment of $1.425 per security in addition to the stated principal amount.  However, if the MXEU Index underperforms the SPX Index, you will lose 1% for every 1% of such relative underperformance. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you could lose your entire initial investment in the securities. The securities are based on relative performance. Consequently, you may earn a positive return even if both underlying indices decline over the term of the securities but only if the MXEU Index has declined by a lesser percentage than the SPX Index. Similarly, you may suffer a loss even if both underlying indices increase over the term of the securities, if the MXEU Index has increased by a lesser percentage than the SPX Index. You will receive a positive return on your investment only if the MXEU Index outperforms the SPX Index. You will lose money on your investment if the MXEU Index underperforms the SPX Index. The securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the opportunity to receive a fixed positive return if the MXEU Index outperforms the SPX Index. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes Program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Issue price:	$10 per security
Stated principal amount:	$10 per security
Pricing date:	August 16, 2019
Original issue date:	August 21, 2019 (3 business days after the pricing date)
Maturity date:	August 27, 2020
Aggregate principal amount:	$
Interest:	None
Underlying indices:	The securities are linked to the performance of the MSCI Europe® Index (the “MXEU Index”) relative to the performance of the S&P 500® Index (the “SPX Index”)
Payment at maturity:

•     If the MXEU Index return is greater than or equal to the SPX Index return:

$10 + the upside payment

•     If the MXEU Index return is less than the SPX Index return:

$10 × (1 + the outperformance return)

Because the outperformance return will be negative under these circumstances, the payment at maturity will be less than the stated principal amount of $10, and will represent a loss of some or all of your investment.

Upside payment:	$1.425 per security (14.25% of the stated principal amount)
Index return:	With respect to each underlying index, (final index value − initial index value) / initial index value
Outperformance return:	MXEU Index return − SPX Index return, which will be a positive percentage if the MXEU Index outperforms the SPX Index and a negative percentage if the MXEU Index underperforms the SPX Index.
Initial index value:	With respect to the MXEU Index, , which is the index closing value of such index on the pricing date With respect to the SPX Index, , which is the index closing value of such index on the pricing date
Final index value:	With respect to each underlying index, the index closing value of such index on the valuation date
Valuation date:	August 24, 2020, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61769Q444 / US61769Q4441
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $9.609 per security, or within $0.15 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$10	$0.175(1)
		$0.05(2)	$9.775
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.175 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for Jump Securities.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” on page 18.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Jump Securities dated November 16, 2017      Index Supplement dated November 16, 2017      Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

Investment Summary

Principal at Risk Securities

The Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020 (the “securities”) can be used:

▪	As an alternative to direct exposure to the underlying indices that provides a fixed positive return of 14.25% if the MXEU Index outperforms (or does not underperform) the SPX Index.

If the MXEU Index underperforms the SPX Index, you will lose 1% for every 1% of such relative underperformance. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 53 weeks
Upside payment:	$1.425 per security (14.25% of the stated principal amount), payable only if the MXEU Index return is greater than or equal to the SPX Index return
Interest:	None

The original issue price of each security is $10. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $10. We estimate that the value of each security on the pricing date will be approximately $9.609, or within $0.15 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying indices. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

August 2019	Page 2

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

Key Investment Rationale

The securities do not pay interest but provide a fixed positive return of 14.25% if the MXEU Index outperforms the SPX Index or if the MXEU Index return is equal to the SPX Index return. However, if the MXEU Index underperforms the SPX Index, you will lose 1% for every 1% of such relative underperformance. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you could lose your entire initial investment in the securities.

Fixed Upside Scenario	If the MXEU Index outperforms the SPX Index or if the MXEU Index return is equal to the SPX Index return, meaning that the MXEU Index return is greater than or equal to the SPX Index return, the payment at maturity for each security will be equal to $10 plus the upside payment of $1.425.
Downside Scenario

If the MXEU Index underperforms the SPX Index, meaning that the MXEU Index return is less than the SPX Index return, you will lose 1% for every 1% of such relative underperformance. For example, if the MXEU Index return is 25% (meaning the MXEU Index has appreciated 25% over the term of the securities) and the SPX Index return is 40% (meaning the SPX Index has appreciated 40% over the term of the securities), the MXEU Index will have underperformed the SPX Index by an amount equal to 15%, resulting in a loss of 15% on the securities, even though both underlying indices have appreciated.

Because the payment at maturity of the securities is based on the performance of the MXEU Index relative to the SPX Index, you may suffer a loss even if both underlying indices increase over the term of the securities, if the MXEU Index has increased by a lesser percentage than the SPX Index. Similarly, you may suffer a loss even if both underlying indices decline over the term of the securities if the MXEU Index has declined by a greater percentage than the SPX Index.

August 2019	Page 3

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

Table of Examples – Relative Index Performances

The following hypothetical examples demonstrate the effect of the relative performances of each of the MXEU Index and the SPX Index on your investment return and are based on the following terms:

Stated Principal Amount:	$10 per security
Upside Payment:	$1.425 (14.25% of the stated principal amount)
Interest:	None

	Example 1	Example 2	Example 3	Example 4	Example 5
MXEU Index return:	30%	-10%	22%	-5%	-80%
SPX Index return:	5%	-15%	23%	10%	-10%
Outperformance return:	25%	5%	-1%	-15%	-70%
Payment at maturity per security:	$11.425	$11.425	$9.90	$8.50	$3.00
Return on investment:	14.25%	14.25%	-1%	-15%	-70%

August 2019	Page 4

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

EXAMPLE 1: The MXEU Index has appreciated by 30% and the SPX Index has appreciated by 5%, resulting in an outperformance return of 25% (representing the difference between the performance of the MXEU Index and the SPX Index). The payment at maturity is therefore $11.425, which represents a 14.25% return. Even though the outperformance return is significantly greater than 14.25%, the retun on the securities is limited to the fixed upside payment.

Payment at maturity = $10 + the upside payment

$10 + $1.425 = $11.425

EXAMPLE 2: The MXEU Index has depreciated by 10% and the SPX Index has depreciated by 15%, resulting in an outperformance return of 5% (representing the difference between the performance of the MXEU Index and the performance of the SPX Index). The payment at maturity is therefore $11.425, which represents a 14.25% return.

Payment at maturity = $10 + the upside payment

$10 + $1.425 = $11.425

Accordingly, even though the MXEU Index has depreciated over the term of the securities, it still outperformed the SPX Index and therefore you will receive a fixed positive return on your investment.

EXAMPLE 3: The MXEU Index has appreciated by 22% and the SPX Index has appreciated by 23%, resulting in an outperformance return of -1% (representing the difference between the performance of the MXEU Index and the performance of the SPX Index). Because the MXEU Index has underperformed relative to the SPX Index, the payment at maturity is $9.90, which represents a 1% loss on the securities.

Payment at maturity = $10 × (1 + the outperformance return)

$10 × (1 + (-1%)) = $9.90

Accordingly, even though the MXEU Index has appreciated over the term of the securities, it has underperformed the SPX Index and therefore you will receive a payment at maturity that is less than the $10 stated principal amount.

EXAMPLE 4: The MXEU Index has depreciated by 5% and the SPX Index has appreciated by 10%, resulting in an outperformance return of -15% (representing the difference between the performance of the MXEU Index and the performance of the SPX Index). Because the MXEU Index has underperformed relative to the SPX Index, the payment at maturity is $8.50, which represents a 15% loss on the securities.

Payment at maturity = $10 × (1 + the outperformance return)

$10 × (1 + (-15%)) = $8.50

The MXEU Index has depreciated and the SPX Index has appreciated over the term of the securities, resulting in an outperformance return that is significantly negative, and compounded losses, on an investment in the securities.

EXAMPLE 5: The MXEU Index has depreciated by 80% and the SPX Index has depreciated by 10%, resulting in an outperformance return of -70% (representing the difference between the performance of the MXEU Index and the performance of the SPX Index). In this situation, the payment at maturity would be $3.00, representing a loss of 70% on the securities.

Payment at maturity = $10 × (1 + the outperformance return)

$10 × (1 + (-70%)) = $3.00

August 2019	Page 5

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

Accordingly, even though the SPX Index has depreciated over the term of the securities, the MXEU Index has underperformed the SPX Index, resulting in a payment at maturity that is significantly less than the $10 stated principal amount.

If the MXEU Index underperforms the SPX Index, you will lose some or all of your investment in the securities.

August 2019	Page 6

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any principal at maturity. At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash based upon the performance of the MXEU Index relative to the performance of the SPX Index. If the MXEU Index underperforms the SPX Index, investors will lose 1% for every 1% of underperformance. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

▪	The appreciation potential of the securities is limited. The appreciation potential of the securities is limited by the upside payment of $1.425 per stated principal amount, or 14.25% of the stated principal amount. If the MXEU Index outperforms the SPX Index, the payment at maturity will be limited to 14.25% of the stated principal amount for the securities, and you will not benefit from the extent of such outperformance, which may be significant.

▪	The payment at maturity is based on the performance of the MXEU Index relative to the performance of the SPX Index. The payment at maturity is based on the performance of the MXEU Index relative to the performance of the SPX Index. You will receive a positive return on your investment only if the MXEU Index outperforms the SPX Index or if the MXEU Index return is equal to the SPX Index return. You will lose money on your investment if the MXEU Index underperforms the SPX Index. Accordingly, the MXEU Index must appreciate over the term of the securities by a greater percentage (or, if the SPX Index and the MXEU Index both depreciate, the MXEU Index must depreciate by a lower percentage) than the percentage appreciation (or depreciation, if applicable) of the SPX Index in order for you to receive a positive return on your investment. If the MXEU Index underperforms the SPX Index, you will lose some or all of your investment even if the MXEU Index has increased over the term of the securities. In addition, price movements in either of the underlying indices will affect the payment at maturity, and a decrease in the MXEU Index combined with an increase in the SPX Index will amplify the underperformance and consequently the loss on the securities at maturity.

▪	Changes in the index return of the MXEU Index may be offset by changes in the index return of the SPX Index. Changes in the index return of the MXEU Index may be offset by corresponding changes in the index return of the SPX Index. If the index return of the MXEU Index strongly correlates with the index return of the SPX Index, you may nonetheless not receive any positive return on your investment and you may lose money on your investment. Conversely, if the index return of the SPX Index does not correlate with the index return of the MXEU Index, your investment will be exposed to any underperformance of the MXEU Index relative to the SPX Index. Your securities may be subject to a loss even if the MXEU Index appreciates or the SPX Index depreciates over the term of the securities.

▪	The amount payable on the securities is not linked to the values of the underlying indices at any time other than the valuation date. The final index values will be the index closing values on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the underlying indices perform favorably prior to the valuation date but then perform unfavorably by the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the values of the underlying indices prior to such changes. Although the actual values of the underlying indices on the stated maturity date or at other times during the term of the securities may be more favorable than the respective final index values, the payment at maturity will be based solely on the index closing values of the underlying indices on the valuation date.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Morgan Stanley & Co. LLC, which we refer to as MS & Co., may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market

August 2019	Page 7

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

▪	the values of the underlying indices at any time (including in relation to their initial index values),

▪	the volatility (frequency and magnitude of changes in value) of the underlying indices,

▪	dividend rates on the securities underlying the underlying indices,

▪	interest and yield rates in the market,

▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of the underlying indices,

▪	the time remaining until the maturity of the securities,

▪	the composition of the underlying indices and changes in the constituent stocks of the underlying indices, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. In particular, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the performance of the MXEU Index relative to the SPX Index is not favorable.

You cannot predict the future performance of the underlying indices based on their historical performance. If the MXEU Index underperforms the SPX Index, you will lose 1% for every 1% of such relative underperformance. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Accordingly, you could lose your entire initial investment in the securities.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower

August 2019	Page 8

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities may be influenced by many unpredictable factors” above.

▪	The securities are linked to the MSCI Europe® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪	Investing in the securities is not equivalent to investing in the underlying indices. Investing in the securities is not equivalent to investing in either underlying index or the component stocks of either underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying indices.

▪	Adjustments to the underlying indices could adversely affect the value of the securities. The publisher of either underlying index may add, delete or substitute the stocks underlying such index or make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the securities. The publisher of such underlying index may also discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as

August 2019	Page 9

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index. MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, the payout on the securities at maturity will be an amount based on the closing prices on the valuation date of the stocks underlying the relevant index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance (depending also on the performance of the other underlying index).

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index values, the final index values, the MXEU Index return, the SPX Index return and the outperformance return and the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing values in the event of a market disruption event or discontinuance of an underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s),” “—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying indices or their component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value of an underlying index, and, therefore, could affect the value at which such underlying index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities (depending also on the performance of the other underlying index). Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the value of either underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity, if any (depending also on the performance of the other underlying index).

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for Jump Securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition (other than amounts treated as “FDAP income,” as defined in the accompanying product supplement for Jump Securities). We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

August 2019	Page 10

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

August 2019	Page 11

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

MSCI Europe® Index Overview

The MSCI Europe® Index is a free float-adjusted market capitalization index that is calculated, published and disseminated by MSCI Inc. The MSCI Europe® Index is designed to measure the equity market performance of developed markets in Europe and consists of the following 15 developed-market countries: Austria, Belgium, Denmark, Finland, France, Germany, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.  For additional information about the MSCI Europe® Index, see the information set forth under “MSCI Europe® Index” in the accompanying index supplement.

Information as of market close on July 24, 2019:

Bloomberg Ticker Symbol:	MXEU
Current Index Value:	131.99
52 Weeks Ago:	130.89
52 Week High (on 7/4/2019):	132.45
52 Week Low (on 12/27/2018):	111.49

The following graph sets forth the daily closing values of the MXEU Index for the period from January 1, 2014 through July 24, 2019. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the MXEU Index for each quarter in the same period. The closing value of the MXEU Index on July 24, 2019 was 131.99. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The MXEU Index has at times experienced periods of high volatility, and you should not take the historical values of the MXEU Index as an indication of its future performance.

MXEU Index Daily Closing Values January 1, 2014 to July 24, 2019

August 2019	Page 12

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

MSCI Europe® Index	High	Low	Period End
2014
First Quarter	115.34	108.35	113.81
Second Quarter	119.26	111.51	116.74
Third Quarter	119.22	111.17	117.21
Fourth Quarter	119.63	105.92	116.72
2015
First Quarter	137.56	112.92	135.26
Second Quarter	140.92	129.19	129.19
Third Quarter	137.84	114.32	117.25
Fourth Quarter	130.03	116.73	123.11
2016
First Quarter	123.11	102.32	113.62
Second Quarter	118.41	104.49	111.62
Third Quarter	118.29	108.01	115.82
Fourth Quarter	122.54	111.29	122.50
2017
First Quarter	128.93	121.99	128.93
Second Quarter	133.83	127.12	128.08
Third Quarter	131.01	124.40	131.01
Fourth Quarter	133.95	129.04	131.41
2018
First Quarter	135.99	122.39	125.01
Second Quarter	133.99	123.89	128.08
Third Quarter	132.10	125.76	129.25
Fourth Quarter	129.51	111.49	114.20
2019
First Quarter	129.74	113.01	127.91
Second Quarter	132.07	124.47	129.77
Third Quarter (through July 24, 2019)	132.45	130.33	131.99

The “MSCI Europe® Index” is a trademark of MSCI Inc. For more information, see “MSCI Europe® Index” in the accompanying index supplement.

August 2019	Page 13

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on July 24, 2019:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	3,019.56
52 Weeks Ago:	2,820.40
52 Week High (on 7/24/2019):	3,019.56
52 Week Low (on 12/24/2018):	2,351.10

The following graph sets forth the daily closing values of the SPX Index for the period from January 1, 2014 through July 24, 2019. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SPX Index for each quarter in the same period. The closing value of the SPX Index on July 24, 2019 was 3,019.56. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The SPX Index has at times experienced periods of high volatility, and you should not take the historical values of the SPX Index as an indication of its future performance.

SPX Index Daily Closing Values January 1, 2014 to July 24, 2019

August 2019	Page 14

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2014
First Quarter	1,878.04	1,741.89	1,872.34
Second Quarter	1,962.87	1,815.69	1,960.23
Third Quarter	2,011.36	1,909.57	1,972.29
Fourth Quarter	2,090.57	1,862.49	2,058.90
2015
First Quarter	2,117.39	1,992.67	2,067.89
Second Quarter	2,130.82	2,057.64	2,063.11
Third Quarter	2,128.28	1,867.61	1,920.03
Fourth Quarter	2,109.79	1,923.82	2,043.94
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter (through July 24, 2019)	3,019.56	2,964.33	3,019.56

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

August 2019	Page 15

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Postponement of valuation date:	If the scheduled valuation date is not an index business day with respect to either underlying index or if a market disruption event occurs on the valuation date with respect to either underlying index, the valuation date with respect to such underlying index will be postponed in accordance with the provisions set forth under “Description of Securities—Postponement of Valuation Date(s)—For issuance of securities linked to a basket” in the accompanying product supplement.
Underlying index publishers:	With respect to the MXEU Index, MSCI Inc., or any successor thereof With respect to the SPX Index, S&P Dow Jones Indices LLC, or any successor thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date of the securities is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The Issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, upon which the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the trustee for delivery to the depositary, as holder of the securities, on or prior to the maturity date.

August 2019	Page 16

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:	There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority. We intend to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. In the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

There is a risk that the Internal Revenue Service (the “IRS”) may seek to treat all or a portion of the gain on the securities as ordinary income. For example, there is a substantial risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for Jump Securities and consult their

August 2019	Page 17

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying indices and in futures and options contracts on the underlying indices and any component stocks of the underlying indices listed on major securities markets. Such purchase activity could potentially affect the initial index value of either underlying index, and, therefore, could affect the value at which such underlying index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities (depending also on the performance of the other underlying index). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying indices, futures or options contracts on the underlying indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of either underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any (depending also on the performance of the other underlying index). For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be

August 2019	Page 18

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these securities will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these securities should consult and rely on their own counsel and advisers as to whether an investment in these securities is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and

August 2019	Page 19

Morgan Stanley Finance LLC

Outperformance Jump Securities Based on the Performance of the MSCI Europe® Index Relative to the S&P 500® Index due August 27, 2020

Principal at Risk Securities

interest:

Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.175 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for Jump Securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for Jump Securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Jump Securities and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Jump Securities dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for Jump Securities, in the index supplement or in the prospectus.

August 2019	Page 20